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The following documents relating to the proposed merger between Internet Security Systems, Inc. and International Business Machines Corporation are attached:

1.	Talking Points
2.	Business Partner Q&A
3.	Master Q&A

[Talking Points]

IBM ISS ACQUISITION — EXTERNAL TALKING POINTS

1. ISS is part of IBM’s strategy to evolve its Services Business Model (Positioned for Growth)

•	A blurring of the software and services markets is being driven by customer demands for answers to increasingly complex business challenges, rather than an interest in technology.
o	Customers increasingly want solutions to business problems, not technology.
o	The security industry is no different. As online threats become more complex, all market segments are looking for service simplification, including the option to acquire On Demand security.

•	This acquisition advances IBM’s strategy to leverage IT services, software and consulting expertise to automate labor-based processes into standardized, software-based services that solve specific business challenges – like security

•	IBM Global Services is actively targeting high-growth markets – and security is at the top of the list.
o	By acquiring ISS, IBM is making a significant move to reinforce its leading market position in security and bolster its position in the fast-growing managed security services market.
o	The benefit to our clients is that both the complexity and cost of operating a secure IT infrastructure will be reduced
•	Market studies show that Security, Risk Management and Compliance remain a top concern of Global Enterprises with increased budget spending
•	Next Generation Networks around the world are introducing security functionality as a key criteria as these backbone networks are being re-invented and rebuilt
•	The proliferation of intelligent devices, enterprise applications and mobility applications are introducing exponentially more security concerns, and opportunities

•	The acquisition of ISS will advance IBM’s strategy in several key ways:
o	Strengthen our security portfolio with leading edge products
o	Provide a proven, open platform that can automate much of the workflow, process and delivery stages of security solutions for our customer, whether purchased as technology, as an On-Demand service, or via managed security services
o	Expand our resources, capabilities and expertise in the managed security space

•	IBM has been making significant changes in the way it develops and delivers information technology and consulting services. The changes correspond to shifts in both client behavior and market conditions.
o	To address these changes in the marketplace, IBM Global Services is focusing on:
•	Developing a standardized, market-driven portfolio of innovative and differentiated IT and consulting services solutions that utilize IBM hardware, software, and services. Then—deploying them consistently, worldwide.
•	Continuously improving service excellence by harnessing services innovation around the world and standardizing, re-engineering, and automating our delivery processes to increase client satisfaction and be more cost-effective.

2. The intent to acquire ISS is about meeting increasing customer demand for a trusted leader in security solutions and services.

•	IBM believes the market is clearly headed towards demand for security as a service.
o	This acquisition will position IBM as the clear leader in delivering On-Demand and Managed Security Services – a rapidly growing market that aligns to IBM’s brand, core capabilities, and global customer base.

•	IBM and ISS share a vision for the managed security services marketplace — where the best expertise, technologies, processes and tools are available to proactively manage and enforce security policies.
o	Managed security services is only 10% of the $33 billion global security market today, but it is the fastest growing segment at more than 20% annually
o	IBM’s strategy is to build on its leadership in security and privacy services to establish a leadership position in managed security services

•	There is growing demand for Managed Security Services capabilities.
o	With concerns ranging from malware, data theft and data loss to implementing and managing increasingly complex regulatory requirements, security has become one of the most serious yet complex challenges businesses are facing.
o	A fundamental shift is taking place in the threat landscape as businesses start to understand the danger posed by organized cybercrime. Earlier this year, IBM surveyed more than 3,000 CIOs around the world, and 84 percent of IT executives believe that technically sophisticated organized criminal groups are replacing lone hackers as the most significant security threat to their business.
o	IBM believes that there is an additional $22 billion market opportunity with companies who manage their own security today and haven’t felt comfortable outsourcing security – yet.
•	These companies are feeling the pressure to cut costs, attract/retain scarce skills, manage compliance issues and multiple vendors, manage the complexity of environment and increasing threats – the combination of IBM/ISS is uniquely positioned to reach this group.

3. The acquisition will combine complementary technologies and services from both companies:

•	The acquisition is an important complement to IBM’s market-leading security and privacy services business.
o	IBM has earned a market-leading position in services and is an unquestioned leader in security research and technologies – it is a recognized element of the IBM brand and a key reason why customers turn to IBM.
o	ISS is a strong company on its own, has been a partner with us for several years, is a great complement to what IBM already does, and reinforces our commitment to leadership in the market.
o	The combination offers clients a clear “partner they can trust”

•	The combined capability and will enable our clients to continue to “stay ahead of the threat” and we’ll continue to accelerate innovation in security with our joint focus and resources.

•	IBM’s acquisition of ISS will add ISS’s industry-leading automated security platform, services, software and expert consultants to IBM’s broad security portfolio and global reach.
o	ISS’ product line and extensive expertise complements IBM’s long-standing security research efforts and global managed service delivery capabilities, which currently secure the heterogeneous environments of thousands of IBM’s clients.

•	IBM has been in the Managed Security Services business for 10 years. ISS is a security company that has a laser-like focus on this market, deep expertise, proven processes and an efficient delivery mechanism.
o	Combining IBM and ISS – the whole is much more than the sum of its parts
•	Innovation– ISS’ intelligent and automated security platform – supporting heterogeneous environments – will provide clients with more robust and adaptive prevention and protection for data, systems and networks
•	Vision and Leadership— ISS’ managed security services — built on leading-edge software and appliances — will help clients protect their businesses and brands in new ways with less complexity, risk and cost.
•	Brand Differentiation –Their ISS X-Force threat analysis team – renowned for security expertise and vision – will augment the IBM research and ethical hacking teams to create the industry leader in threat and vulnerability protection and research
•	Time to value– The ISS expert sales staff of some 300 people in 20 countries — plus a strong and sophisticated network of 600 partners — will boost our market share and improve our margins

•	IBM will leverage ISS’s Proventia platform of security products and services that preemptively protect enterprise organizations against internet threats.
o	ISS brings strong intellectual capital and forward vision of its respected X-Force researchers to generate innovation that matters with IBM.
o	ISS builds its Proventia protection platform on unique innovations that protect customers before security exploits threaten their business – effectively protecting customers ‘ahead of the threat’
•	The Proventia protection platform is unique in the industry. The platform provides services adaptability and extensibility, allowing IBM to deliver to it’s customers new security services without the cost and complexity of stacking additional single purpose boxes.
•	The Proventia protection platform underpins delivery of On-Demand services for a customer – a means by which the customer can turn on security and protection services through a portal in a fully on-demand manner.
o	ISS Managed Security Services offers comprehensive outsourced solutions for real-time security management including system monitoring, emergency response and 24/7 guaranteed protection.

# # #

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger (the “Merger”) of Internet Security Systems, Inc. (the “Company”) with and into a wholly-owned subsidiary of International Business Machines Corp. (“IBM”). In connection with the Merger and required stockholder approval, the Company will file with the SEC a proxy statement and other relevant materials that will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statement and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger. All documents filed by the Company with the SEC, when available, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: Ed Eiland, ISS Investor Relations, 404-236-4053 or from the Company’s website at www.iss.net.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the Merger by reading the proxy statement regarding the Merger when it becomes available.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the functionality, characteristics, quality and performance capabilities of ISS’ products and technology; results achievable and benefits attainable through deployment of ISS’ products and provision of services; the ability of ISS’ products to help companies manage how they provide pre-emptive protection for networks, desktops and servers; and the expected timing of the closing of the proposed merger. The following additional factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the timing and results of required regulatory review and approval by ISS’ stockholders of the proposed merger; and those factors discussed in the Section entitled “Risk Factors” in Part II Item 1A of ISS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. ISS disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in ISS’ expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.

# # #

[Business Partner Q&A]

BUSINESS PARTNERS

1. Q. Upon close of acquisition, does IBM plan to continue relationships with ISS Business Partners?

A.

•	The ISS Business partners are key to the continued growth of the ISS business. IBM is very interested in continuing and expending the relationship with ISS Business Partners. IBM has been in the managed security services business for years, and ISS helps us complete our offerings with services and expertise that will benefit our existing partners. IBM has a strong heritage in cultivating successful partnerships to expand its portfolio. Together we can continue reaching new and driving more business with current customers to help them realize the value of integrated IBM software, hardware and services security solutions.
•	ISS has built a model for growth that we intend to continue operating, to continue growing. We will be working hard through IBM’s existing partner programs in order to protect and maintain ISS’s existing relationships and expand them with the increased customer value of our integrated portfolio
•	We also plan to support our partners, new and existing, as they expand their security businesses. We look forward to continuing these fruitful relationships.

2. Q. What value does this acquisition provide to ISS Business Partners?

A.

•	ISS Business Partners now possess an expanded capability to help our joint customers to solve the broad array of security challenges. Together we meet more of customer’s requests for comprehensive security solutions. As a specific example, IBM Tivoli brings an Identity management solution that is not currently part of the ISS Security solution, but one that customers are looking for as part of an integrated approach.

•	ISS Business Partners will be able to take advantage of IBM’s industry leading technologies, as well as IBM breadth and depth of services capabilities. ISS Business Partners will have access to worldwide resources that can assist them in accelerating their growth into more verticals, across more geographies and into additional markets. ISS Business Partners can benefit directly from IBM’s worldwide resources and increased Business Partner investment after the transaction is complete.

•	Additionally, the ISS Business Partners will be able to benefit from all that IBM’s premier business partner program, PartnerWorld, has to offer. IBM PartnerWorld offers a vast array of benefits and resources to Business Partners—including selling resources, marketing resources, technical resources and support, and training/certification. For additional information visit—

http://www-1.ibm.com/partnerworld/pwhome.nsf/weblook/index.html

3. Q. What value does this acquisition provide to IBM Business Partners?

A.

After the transaction is complete, IBM Business Partners will have the opportunity add the ISS product set to their offering portfolio. With the ISS products as part of their portfolio, IBM Business Partners will possess industry leading capabilities for solving security challenges within their customer base as well as the ability to target new customers requiring industry leading security solutions.

4. Q. How will this acquisition affect the way existing ISS partners do business?

A.

We expect ISS Business Partners to continue to operate under ISS business practices in order to help promote continuity and to maintain high levels of customer satisfaction and sales traction.

IBM’s practice has always been to avoid major, disruptive changes to, or interference with, normal business processes while at the same time optimizing the synergies and best practices which have made ISS so successful and attractive in the market. The ISS partner community is one of ISS’s key assets. IBM is keenly focused on working with and extending the benefits of the IBM PartnerWorld program to the ISS Business Partners.

5. Q. Will the ISS business practices such as ISS Partner contracts, terms and conditions, prices and price terms on ISS products change once ISS is owned by IBM?

A.

ISS business practices, programs, contracts, and contacts remain unchanged for now. For a period of time, we expect ISS Business Partners to continue to operate under ISS business practices. All ISS Channel managers and support teams will continue to support existing Business Partners and act as the primary interface. Over time, it may become desirable to rationalize the Business Partner programs – particularly to optimize the best that both IBM and ISS Business Partner programs offer. These changes will be worked in concert with these partners to ensure that their input and business needs are met.

6. Q. Will the Strategic Alliances that ISS has developed continue under IBM?

A.

IBM’s strategic alliance relationships allow equipment providers, systems integrators, ISVs and other Business Partners the opportunity to focus on high-value applications and services. Our focus is not just to maintain ISS’ existing strategic alliance relationships, but to strengthen those alliances and provide that the alliance partner realizes greater value from ISS solutions. Many of these strategic partnerships include companies that IBM currently does business with today.

7. Q. How does this acquisition affect IBM’s Business Partner relationship with ISS National partners such as Cisco, SITA, BTi and many of the international telcos?

A.

The acquisition of ISS dramatically enhances IBM’s Business Partner relationship with the network services providers. ISS’ security services capabilities complement IBM’s portfolio of infrastructure solutions and IT Service Management solutions and gives IBM and IBM Business Partners a stronger end-to-end value proposition. Specifically, since ISS solutions are designed with the understanding that networks are heterogeneous in nature, they provide the National partners the ability to provide to their customers a homogeneous security solution across multi-vendor networks.

8. Q. Given the above, wouldn’t the combination of IBM’s (including ISS), hardware, and services businesses be considered a potential competitive threat to these companies?

A.

IBM expects to both keep and expand these current, valued relationships. ISS helps us complete our offerings through a superior set of products and technologies that ultimately should greatly benefit both our and ISS’ existing business partners. IBM will not be able to provide every security capability required by customers thus the need for our relationships with system integrators and strategic alliance partnerships. . IBM has a strong heritage in cultivating successful business partnerships to expand its portfolio reach; this strategy has not changed through the ISS acquisition.

9. Q. ISS has a mixed-tier channel program with some partners dealing directly with ISS and others working through ISS distributors. Is the acquisition likely to affect the ISS Business Partner program?

A.

IBM is buying the ISS business, including its distribution process. ISS has built a model for growth that we intend to continue operating, to continue growing. It is possible over time refinements will be needed to continue this growth.

10. Q. Most ISS Business Partners have invested time and resource in acquiring ISS skills and certification. Will these certifications still be recognized within IBM?

A.

The skill sets acquired by the ISS Business Partner community is a core asset of the ISS business. IBM will be looking to the ISS Business Partner community to strongly participate in the IBM security business – in many cases lead the discussion with customers. ISS Business Partners will also have the opportunity to acquire certifications on the IBM product set to add to their offering portfolio, enhancing their capabilities to solve customer security challenges.

11. Q. What impact will the ISS acquisition have on the rapidly growing IBM Express Managed Services product line?

A.

There will be no immediate impact on the IEMS product line and IBM Business Partners can continue selling the existing IBM Express Managed Services offerings with confidence. In the future, after the acquisition is complete, IBM Express Managed Services will look to leverage offerings and capabilities from the ISS acquisition to help address the security-related concerns of our SMB clients.

12. Q. What happens next?

A.

The transaction is expected to close in the fourth quarter. Until that time the businesses will operate independently.

# # #

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger (the “Merger”) of Internet Security Systems, Inc. (the “Company”) with and into a wholly-owned subsidiary of International Business Machines Corp. (“IBM”). In connection with the Merger and required stockholder approval, the Company will file with the SEC a proxy statement and other relevant materials that will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statement and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger. All documents filed by the Company with the SEC, when available, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: Ed Eiland, ISS Investor Relations, 404-236-4053 or from the Company’s website at www.iss.net.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the Merger by reading the proxy statement regarding the Merger when it becomes available.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the functionality, characteristics, quality and performance capabilities of ISS’ products and technology; results achievable and benefits attainable through deployment of ISS’ products and provision of services; the ability of ISS’ products to help companies manage how they provide pre-emptive protection for networks, desktops and servers; and the expected timing of the closing of the proposed merger. The following additional factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the timing and results of required regulatory review and approval by ISS’ stockholders of the proposed merger; and those factors discussed in the Section entitled “Risk Factors” in Part II Item 1A of ISS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. ISS disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in ISS’ expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.

# # #

[Master Q&A]

ISS MASTER Q&A

PRESS AND ANALYST Q&A [For Internal Use Only]

GENERAL

What are you announcing today?

IBM and [ISS] today announced that the two companies have entered into a definitive agreement for IBM to acquire the equity of [ISS], a publicly held company based in Atlanta, in an all cash transaction at a price of approximately $XXX or $XX per share. The acquisition is subject to [ISS] stockholder and regulatory approvals and other customary closing conditions, and is expected to close by the end of the 4th quarter of calendar year 2006.

When will this transaction be completed?

The acquisition is subject to [ISS] stockholder and regulatory approvals and could close in approximately 60 days. Because of the need for regulatory approvals, the exact time cannot be predicted, but the parties are working to complete the acquisition as soon as reasonably possible. Until that time, IBM and [ISS] will continue to do business as separate entities.

What is ISS?

ISS was founded in 1994 by Christopher W. Klaus and made its initial public offering on the NASDAQ on March 23, 1998. The company provides security products and services that are designed to preemptively protect enterprise organizations against Internet threats. [ISS] celebrated its 10th anniversary in 2004 and is focused on security innovation, inventing technologies such as vulnerability assessment and intrusion detection and prevention. The company continues to set standards in the security space with its Proventia protection platform, and Security On-Demand Services, offering enterprise-wide preemptive protection that is integrated with existing IT business processes. ISS is headquartered in Atlanta and maintains more than 35 offices in 20 countries worldwide.

Who are ISS’ customers?

ISS provides services and solutions to over 11,000 customers around the world. These customers range from large enterprises and the “Security Elite,” to service providers and carriers, to small and medium businesses. ISS solutions are currently employed by 17 of the world’s largest banks, 15 of the world’s largest governments, 11 of the top public insurance companies and 13 of the world’s top IT organizations. With ISS, IBM will enhance its access to SMB customers through ISS’ sophisticated network of channels and its ability to deliver complex network solutions to next-generation service provider backbones.

How does this acquisition fit into IBM’s overall services strategy?

While this acquisition will enhance IBM’s capabilities in the security arena, it’s also important to look at it in the context of recent acquisitions, such as Webify, MRO Software and FileNet. These are important deals for us, as they underline some of the strategic priorities of IBM—most importantly, our intent to build repeatable, software-based services solutions. The intent here is to help innovate in the services business, moving from a traditional labor-based model to one that also utilizes repeatable, software-based services that solve a specific business challenge, such as security. The potential growth and profitability implications of this are significant. This strategy has already been critical in helping drive eight consecutive quarters of margin improvements in our services business, and these acquisitions are further proof of IBM’s commitment to defining the next iteration of the services market.

ISS is a leading provider of security solutions to thousands of the world’s leading companies and governments, helping to proactively protect against internet threats across networks, desktops and servers. ISS has developed and delivered technology that protects companies by focusing on vulnerabilities, not the exploits. This allows customers to stay “Ahead of the Threat”, shielding them from risks and threats and the associated costs to fix any attacks to their network.

The acquisition of ISS will significantly advance IBM’s strategy to evolve its security services business. For example, ISS’ industry-leading automated security platform, Proventia, offers standardized, enterprise-wide preemptive protection against security threats. This integrated platform underpins delivery of security as a service, or On-Demand, allowing customers to draw services from the network, and turn on new layers of security through the adaptability and extensibility of the platform. Adding ISS’ automated security platform, services, software and expert X-Force researchers and consultants to IBM’s complementary security portfolio and global reach will help clients of all sizes stay a step ahead of viruses, worms and other targeted security threats or attacks.

How does this acquisition fit into the overall IBM security strategy?

The proposed acquisition is an important complement to IBM’s security and privacy services business. We have earned a strong position in technology services, specifically in security research and technologies – it is a recognized element of our brand.

ISS is a strong company on its own, has been a partner with IBM for several years, is a great complement to what IBM already does, and reinforces our commitment to security.

The proposed combination offers clients a clear partner they can trust and brings the ISS “Ahead of the threat” solutions to a larger, global stage

IBM’s strategy is to build on its position in security and privacy services to become a leader in managed security services. By agreeing to acquire ISS, IBM is enhancing its position in security and add complementary products and services to enhance its position in the fast-growing security services market. ISS is already recognized as a market leader in providing MSS services to its customers and being the first to innovate and deliver security as a service from its MSS portfolio

The combined capabilities of both firms will create a platform to build client value and scale – which neither company could offer alone – in a marketplace that is experiencing double-digit growth – particularly in Managed Security Services (21%).

IBM’s acquisition of ISS will add ISS’ automated security protection platform, services, software and expert X-Force researchers and consultants to IBM’s security portfolio and global reach. ISS’ product line and extensive expertise complements IBM’s long-standing security research efforts and global managed service delivery capabilities, which currently provide security rich solutions to the heterogeneous network environments of thousands of IBM’s clients.

How will ISS enhance your position in Managed Security Services?

We knew we needed several things:

•	A proven, open platform that could automate much of the workflow, processes, detection/prevention and remediation—and substitute out high cost labor.
•	A concentration of high caliber security expertise to ensure that we stay ahead of the threat.
•	A global operations presence.
•	A platform that provide solution extensibility, allowing us to address new emerging threats without stacking incremental costs, and that would allow us to provide increased scale, similarly without linear costs.
•	A preemptive approach to security that in itself significantly reduces the risk and associated costs of threats, and protection from those threats.

Although IBM has a mix of all of the above today, we felt we could create a stronger set of capabilities if we combined with a third party.

We believe that the combination of IBM and ISS will offer pre-eminent technology and scale for IBM’s services business. It will also enhance the capabilities of IBM’s Tivoli identity and access management software.

What is the difference between Tivoli software and ISS software?

Security is sometimes categorized into two approaches – “Keeping the Bad Guys Out” and “Letting the Good Guys In”. Tivoli and ISS software are complementary. ISS focuses on keeping unwanted users and malware out by assessing network vulnerabilities and automatically taking the remediating actions to prevent intrusions. Tivoli focuses on controlling how the authorized users access the applications and information they need to do their jobs while maintaining compliance with security policies.

More detailed description:

Tivoli software delivers capabilities around Identity Management, Access Management, SOA security, and Security Information Management. ISS software focuses on protecting and managing the “perimeter” of the enterprise. It includes Intrusion Detection and Prevention Services, Network Anomaly detection, Firewalls, Unified Threat Management, and managing vulnerabilities that may exist in the network and at the perimeter.

Tivoli adds to ISS’ capabilities by providing enterprises with that much-needed extra layer of defense, allowing companies to manage the identities of their authorized users (employees, partners, customers), control access to sensitive data and applications and enforce company security policies.

Are you acquiring ISS to compete in the Managed Security Services business? How has IBM addressed this industry opportunity until now?

Yes. We believe the market is clearly headed towards demand for security as a service. IBM, in combination with ISS, is capable of managing the security process—in a cost-effective manner that reduces risk to our customers and their customers.

IBM has been in the managed security services business for 10 years. In addition to providing managed security services to commercial customers, we have also been delivering these services to our Strategic Outsourcing customers, our e-business hosting customers, and to IBM itself. This acquisition enhances our ability to provide these services to our clients by providing additional automation capabilities, process, new service offers and world-class security skills that customers expect from an industry leader.

However, ISS is more than just an MSS player. ISS’s current offering suite already includes more than MSS – ranging from appliance hardware, software, systems integration and consulting. Each of these capabilities will be utilized by IBM, and IBM partners, to bring security solutions to customers.

What is the industry opportunity for managed security services?

IBM estimates the opportunity to be $2.7B, growing at more than 20% annually. But even more interesting is what IBM and ISS believes to be new opportunity. We believe that there is an additional $22 billion industry opportunity with companies who manage their own security today and haven’t felt comfortable outsourcing security – yet. These companies are feeling pressure to cut costs, attract/retain scarce skills, manage compliance issues and multiple vendors, and manage the complexity of a changing security environment experiencing increasing threats – the combination of IBM/ISS is positioned to reach this group. For example, ISS has been delivering a Managed Protection Service with a service guarantee. They can provide this service due to “Ahead of the threat” innovation that protects customers before threats impact the customers’

business. These incremental degrees of service capability will allow IBM and ISS to specifically target this untapped $22B industry.

What is creating the surge in IT complexity that [ISS] addresses?

The increasing number of more targeted and sophisticated security threats is a top concern of CIOs.

The historical response to security threats by the industry was to build purpose-built security solutions – for Viruses we had Anti-virus, for Spyware we had anti-spyware, for SPAM we had AntiSpam. Imagine the wiring closet in the average enterprise if we continue down this path. This approach no longer scales, and more importantly does not address the new breed of Internet threats that are attacking businesses. Further complicating this increased threat spectrum is the need for enterprises to provide consolidated reporting for regulatory purposes. Imagine the IT manager trying to pull together reports across dozens of independent and silo-ed solutions. At the same time, traditional approaches to perimeter security must change because the perimeter is crumbling, with new mobility applications, smartphones, wireless technologies, and the rapid adoption of new applications for business productivity contributing. As a result, the ability to ensure security across the business has become very complex.

Earlier this year, IBM surveyed more than 3,000 CIOs or other individuals qualified to answer questions about their company’s IT practices. The IBM study revealed that 84% of IT executives believe that organized criminal groups possessing technical sophistication are replacing lone hackers in the world of cybercrime. These organized groups are launching significantly more sophisticated attacks, often quiet in nature, which can actually lever the assets of the enterprise to become the vehicle for attack. With the changing risk profile, IT managers are investigating options to protect themselves by utilizing the security expertise of organizations such as IBM Research and the ISS X-Force, and the means to obtain the value of these security experts as part of the Service On-Demand offer.

Addressing this critical challenge is complicated by the fact that there are a plethora of vendors and products on the market to address security issues, with no clear path for the CIO to make a decision on where to turn for help.

Finally, there are ever-increasing regulatory and compliance requirements placed on businesses today that add another layer of complexity to any security solution.

Is ISS strong in managed security services?

Yes, they are the pioneers of vulnerability scanning and identification, intrusion detection and now prevention – staying ahead of the threat. The ISS MSS business has been growing at over 20% each year as they introduce new managed services and On-Demand service offer. Through the adaptability and open architecture built into the ISS platform, ISS manages many multi-vendor environments on behalf of their customers. ISS has recently been recognized as a leader in Gartner’s Magic Quadrant, and as the Frost and Sullivan Security solution provider of the year.

How will ISS technology be integrated into your security services business?

IBM’s intent is to integrate ISS into IBM Global Technology Services as an integrated operation. We are doing this because we recognize that ISS has been on the journey to offer security technology as a service—and we want to make sure that this transformation continues. Integration plans will be detailed as a part of the acquisition closure process. Until we receive the requisite regulatory approvals and the acquisition is closed, IBM and ISS will continue to act as separate entities.

Did IBM and ISS have a relationship prior to this acquisition?

Yes, we had formed a partnership in reselling ISS products and have engaged in other joint activities. We have been partners since 1999.

Has IBM agreed to acquire the assets developed by ISS?

All assets owned by ISS are included in the proposed acquisition, including management and domain expertise, business process capabilities and proprietary methodologies.

Will there be any overlap in IBM software? Hardware?

There is no overlap between ISS and Tivoli or our STG brands.

Will ISS’ software become part of the Tivoli software family?

Our integration plan calls for keeping ISS together as an operating unit within GTS. We are also putting structures and processes in place to ensure that the software development is linked to SWG processes and that the roadmaps for the development and the go-to-market model are also linked very strongly to Tivoli. This is not an unusual construct for IBM—we have pursued the same model with Corio, acknowledging the power of an integrated model surrounded by the breadth and depth of IBM.

Is this part of IBM’s open source SOA strategy?

Yes. The acquisition of ISS will complement IBM’s SOA strategy because ISS’ trusted security products and services add yet another layer of protection as an SOA is extended throughout the organization and to partners and customers.

How will this affect MSS pricing for customers? The ISS platform and service will be offered at competitive rates to our clients—similar to the services that we now provide.

Microsoft is an ISS customer – what kind of fallout do you foresee?

Microsoft is a very important customer and partner for IBM and vise versa. We do not see any fallout from this acquisition as long as we continue to provide Microsoft with high quality vulnerability management products and services.

Will IBM sales channel replace existing Symantec and Cisco products with ISS products?

That is not our plan. ISS has built a platform approach that provides extensibility and adaptability to address new forms of internet threats. This extensibility also allows the platform to integrate with other security technologies to provide a single security solution and view into the network. ISS has taken this approach understanding that networks are never homogenous, but rather a mix of network technologies, applications and security solutions. We plan to include ISS products in our managed security services for customers who do not have a solution for IDS/IPS, but we will continue to support all other major vendor products. 40% of what ISS manages in their SOC’s is non ISS product—and that is one of the core values that we see in the acquisition—a platform for managing a heterogeneous environment.

What role does this play within your outsourcing business?

This will play a significant role within IBM’s outsourcing business. Part of the justification for this acquisition is demand from our SO clients to offer upgraded managed security services—not contemplated in the existing contracts and relationships. Many were going to ISS directly—now we have the opportunity to offer these products and services as part of the IBM family to enhance the protection of this critical process for our SO customers

More background if needed:

Earlier this year we conducted primary research with a cross section of our customers—big and small. Although there was no pattern to how they were addressing their IT security needs—a mix of internal labor, hardware, software and services— there were important consistencies in a few key areas

•	All of them are spending a lot—median of 8% of IT budgets
•	None of them are sure if they are safe or compliant in spite of the spend
•	The biggest concern that they have is the complexity of managing the environment and the risks associated with high levels of complexity

When asked if they would be willing to outsource—67% said that they would be willing to outsource almost all of their operational security with the exception of log management. Outsourcing ID and Access management generated less enthusiasm—although 35% of the respondents said that if it reduced complexity and cost—they would do that too.

This study in combination with our many years of success in the outsourcing business led us to develop and endorse a strategy that combines the needs of the customer with our expertise and scale to offer managed security services—initially operational—then data, parts of physical security and eventually ID/AM.

How soon will you begin to offer your SO clients ISS services/products?

After the acquisition is completed, we will begin offering SO clients ISS services right away. We are already very familiar with the products since we manage them today for some customers—and our SO team has been very involved in the acquisition and are excited about offering these enhanced services to our clients.

Who will be responsible for current resellers and channel partners?

We expect ISS’ management team will stay intact as part of the acquisition—they will continue to manage the sophisticated and rich network of resellers and partners that they have cultivated over the years.

Will you extend and grow the X-Force team?

We are very excited about the X-Force team joining IBM. In fact, very early in the Internet era IBM set up a team of “ethical hackers” as part of our research organization. IBM’s ethical hacking team is currently part of our Global Business Services organization. Our plan is to link the capabilities of these two leading organizations and grow this capability by continuing to recruit and train the best security specialists in the world. We will also continue to support the ISS recruiting process—directly from schools like Georgia Tech—to build out the next generation of security expertise.

How will this benefit ISS’s clients?

Very simply, together we will be delivering the security innovation of ISS “Ahead of the Threat” technologies to a much larger stage. The combination of IBM and ISS will provide additional value to their clients through our deep industry knowledge, world class research capabilities, security process expertise, global scale and industry leading security management software technologies such as System X Bladecenter and cell technology.

ISS will benefit further from IBM’s global reach. Many companies are not familiar with managed security services. Furthermore, they don’t know who they can trust. The combination of IBM’s existing security expertise and reach across its business and ISS’s industry-leading capabilities will prove beneficial for all.

Do you expect to lose ISS clients as a result of this deal?

We do not expect that to be an issue. Our expectation is that ISS clients will be excited about the combination of a premier security company teaming up with the breadth and depth of IBM’s technology expertise.

How many companies has IBM services acquired in 2006?

More than 3 years ago, as IBM made the decision to acquire PwCC, IBM recognized that the industry was changing. The ability to engage in new business designs and to interpret complex business rules for any given enterprise would require a new class of business process and industry consulting expertise. And we didn’t stop with the PwCC acquisition. Since then, we have announced the acquisitions of companies such as Liberty Life (life insurance processing and administration), Maersk Data (shipping and logistics consulting) KeyMRO (procurement and strategic sourcing), Equitant (order-to-cash financial services) and Healthlink (healthcare consulting), Daksh (business transformation and operational services) and Corio (applications management). There have been others as well. In each case, IBM is strengthening its business skills in key business expertise areas.

What is the size of IBM’s services business currently? How many employees in services?

IBM Global Services employs more than 190,000 people worldwide and had revenues of $47.4 billion in FY’05. IBM overall had annual revenues of $91.1 billion in FY’05.

PRODUCTS & TECHNOLOGY

What products and services does ISS provide?

ISS provides vulnerability assessments, intrusion prevention, web filtering, mail security, server protection and desktop protection delivered as a full service, or alternatively via software license and/or appliances managed by the client or via the ISS MSS services operation. Some of their leading products and services include:

•	The Proventia Intrusion Detection and Prevention products are recognized leading solutions to prevent multiple forms of attack and continue to enjoy the #1 market share in the world.
•	ISS was founded on the innovation of Vulnerability Scanning technologies and retains a leading position in this area.
•	The Proventia Network Multi-Function Security appliances are powerful yet cost-effective unified threat management (UTM) devices. They stop all types of Internet threats before they penetrate your network and impact your business.
•	The Proventia Desktop solution provides a multi-layered approach to securing endpoints within the network and is recognized by Gartner and others as a magic quadrant leader in endpoint protection.
•	The Proventia portfolio of server protection platforms provides the broadest spectrum of coverage in the industry for Windows, Linux, and other operating systems.
•	X-Force threat analysis is a service that includes security intelligence from ISS’s X-Force research and development team, to receive daily evaluations of global online threat conditions and detailed analyses.
•	ISS Managed Security Services offers comprehensive outsourced solutions for real-time security management including system monitoring, emergency response and 24/7 guaranteed protection.

Won’t many of these products and services overlap with what IBM today through its services business and software brands?

There is very little overlap in the services provided—which will be rationalized. The combined services portfolio and depth of expertise will be an industry-leading combination and a significant enhancement to each of the prior separate portfolios.

What are IBM’s plans for ISS’s products?

Until the acquisition is complete, IBM and ISS will continue to operate as separate entities. Detailed plans will be provided after the acquisition is completed .

Do ISS’ Security Operations Centers compete with IBM’s SOCs?

After the acquisition, the SOCs from ISS and IBM delivery organizations will be combined to provide comprehensive service capabilities and a pervasive global coverage.

What is the difference between Tivoli software and ISS software?

Tivoli and ISS software are complementary. ISS focuses on keeping unwanted users and malware out, and Tivoli focuses on controlling how the authorized users access the applications and information they need to do their jobs while maintaining compliance with security policies.

More detailed description: Tivoli software delivers capabilities around Identity Management, Access Management, SOA security, and Security Information Management. ISS software focuses on protecting and managing the “perimeter” of the enterprise, It includes Intrusion Detection and Prevention Services, Network Anomaly detection, Firewalls, Unified Threat Management, and managing vulnerabilities that may exist in the network and at the perimeter.

Tivoli adds to these capabilities by providing enterprises with that much-needed extra layer of defense, allowing companies to manage the identities of their authorized users (employees, partners, customers), control access to sensitive data and applications and enforce the company’s security policies.

How will ISS technologies mesh with Tivoli Security Operations Manager (Netcool)?

ISS technologies will integrate with ITSOM (Tivoli security event and information manager)—and through ITSOM to NetCool. ITSOM is the preferred method for collecting, storing, reporting and alerting on system logs, for which ISS events are fully categorized and consumed for correlation and action today.

How will ISS complement IBM’s DataPower XML security appliances for SOA?

IBM DataPower makes XML-aware SOA appliances that enable integration and help provide security at the web services message level. ISS provides security products and services that preemptively protect enterprise organizations against Internet threats. Together the combination of DataPower’s and ISS’s offerings provides customers and partners with a “one-two punch” that delivers security from the edge of the network throughout the entire IT infrastructure.

How does this acquisition contribute to IBM’s open source and open standards initiatives?

Since IBM’s development strategy is based on open standards, customers can easily use IBM’s marketplace-leading middleware to integrate proprietary applications and other tightly integrated devices into their IT infrastructure.

ISS technology complements IBM’s existing SOA security offerings by providing customers with yet another level of security designed to preemptively identify and mitigate potential risk. The combination of the ISS offerings with IBM’s integration middleware provides customers with a powerful IT infrastructure that will enable users to easily integrate and share information throughout their SOA with the added security assurance provided by ISS.

Will you build Proventia appliances on IBM System X?

We cannot comment on specific product plans at this time.

COMPANY

Will IBM keep the [ISS] name?

Branding details will be defined as part of the acquisition closing process. The combination of a strong technology and services firm with a premier security firm will be a compelling value proposition. Until closing, IBM and ISS will continue to operate as separate entities.

How many employees does ISS have?

ISS has approximately 1,270 employees worldwide.

•	900 Americas
o	700 at HQ in Atlanta and support centers in Herndon, VA (40) and Southfield, MI (50)
•	150 Asia Pacific
o	100 Meguro,Japan
•	200 Europe
o	50 Brussels, Belguim and 50 Kassel, Germany

Where are their offices?

ISS is headquartered in Atlanta, Ga., with 35 offices in locations around the world including Security Operations Centers in Japan, Belgium and Australia.

How many employees are joining IBM?

All [ISS] employees will receive continuing employment opportunities with IBM, performing the same or similar roles they have today. All employees will be notified directly of their status.

Will [ISS] CEO Tom Noonan and the executive team remain with IBM?

in process

Will IBM keep the current ISS main location in Atlanta? What about the global offices?

We plan to keep the operation running as an integrated operating unit within IBM, minimizing changes to the current business, while augmenting their capabilities with other IBM services and products.

COMPETITIVE

IBM seems to have lost focus on managed security services over the past several years. Should we read this acquisition as a reaction to recent competitive acquisitions? (e.g., EMC/RSA .)?

The acquisition is an important complement to IBM’s security and privacy services business. We have earned a leading position in services and in security research and technologies – it is a recognized element of our brand.

ISS is a strong company on its own, has been a partner with us for several years, is a great complement to what IBM already does, and reinforces our commitment to this business.

IBM has not so much ‘lost focus’ as it has chosen to compete primarily as a system integrator rather than as a security ‘pure play’ provider. We believe that the combination of the two perspectives will yield industry-leading capabilities in managed security services. In addition, it represents a strategic decision on the part of IBM to invest in the security business to provide world class security capabilities for our customers.

Who are ISS’ primary competitors in managed security services, according to industry analysts?

The managed security services market is highly fragmented with a number of different types of participants, each bringing their own particular strengths to the market. There are “pure play” participants who are strictly “security” companies. This would include ISS, along with others such as Counterpane, Cybertrust and LURQH. Other players include the telcos (primarily for “in-the-cloud” services), system integrators (IBM, CSC, EDS), large consulting firms (Accenture, PricewaterhouseCoopers, Ernst & Young), and security software companies (Symantec, Verisign) as well as some of the platform vendors (HP, Sun).

It is important to note recent reviews, such as that by Network World last month which identified the ISS Managed Security Service offer as a leader in the field.

How will this acquisition strengthen IBM’s competitive play against other major vendors?

We believe that the combination of an industry-leading security company together with the broad range of services, software, hardware research capabilities, and global reach of the world’s largest computer company will benefit customers and make IBM a leader in Managed Security Services.

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ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger (the “Merger”) of Internet Security Systems, Inc. (the “Company”) with and into a wholly-owned subsidiary of International Business Machines Corp. (“IBM”). In connection with the Merger and required stockholder approval, the Company will file with the SEC a proxy statement and other relevant materials that will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statement and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger. All documents filed by the Company with the SEC, when available, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: Ed Eiland, ISS Investor Relations, 404-236-4053 or from the Company’s website at www.iss.net.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the Merger by reading the proxy statement regarding the Merger when it becomes available.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the functionality, characteristics, quality and performance capabilities of ISS’ products and technology; results achievable and benefits attainable through deployment of ISS’ products and provision of services; the ability of ISS’ products to help companies manage how they provide pre-emptive protection for networks, desktops and servers; and the expected timing of the closing of the proposed merger. The following additional factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the timing and results of required regulatory review and approval by ISS’ stockholders of the proposed merger; and those factors discussed in the Section entitled “Risk Factors” in Part II Item 1A of ISS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. ISS disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in ISS’ expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.

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